NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: Manolo Zúñiga, CEO

Edward Caminos,

Interim Chief Financial Officer

BPZ Energy, Inc.

281-556-6200

BPZ ENERGY COMPLETES $12.3 MILLION PRIVATE PLACEMENT OF COMMON STOCK

HOUSTON — July 6, 2006 — BPZ Energy, Inc. (OTC: BPZI) today announced that it completed a private placement of common stock for proceeds of $12,325,500. The company sold 4,482,000 shares to eight institutional and accredited investors at a price of $2.75 per share. There were no warrants or dilutive securities issued to the investors in connection with the offering. The offering was placed directly by the Company and there were no placement fees. However, the Company issued warrants to purchase 150,000 shares of the Company’s common stock to Morgan Keegan & Company, Inc. in consideration for their financial advisory services. The warrants shall have an exercise price of $3.00 per share and have a five year term.

The funds from this offering will be used primarily to continue development of the Corvina and Albacora fields that are in Block Z-1, located offshore in northwestern Peru. The Company is securing permits to commence the refurbishment of the Albacora platform and to subsequently carry out workovers on three shut-in oil wells. The Company then intends to drill a twin well to the 8-X2 discovery well that tested in excess of 5,000 barrels per day of crude oil and condensate. The engineering work for the development of the Albacora oil field has been initiated. The Albacora oil field is located approximately 100 miles north of the Talara refinery, where the Company expects to sell its production. The Company believes there is significant potential for further exploration and development of the Albacora oil field. As previously announced, the Company is in the final steps of preparation to initiate the drilling and workover program for its Corvina gas-to-power and gas-exports projects.

Manolo Zúñiga, President and Chief Executive Officer of BPZ Energy, Inc. said, “We are very pleased with the results of this private placement as it will allow us to accelerate the redevelopment of the Albacora oil field which complements our gas-to-power and gas-exports strategy. Further, we are grateful for the trust and continued confidence that these investors have shown in the Company, as some of them have also participated in prior Company offerings.”

Additional Information

The private placement shares were issued under Regulation D of the Securities Act of 1933, as amended. The Company has committed to file a registration statement no later than 30 days after the filing of its restated Form 10-K for the years ended December 31, 2005 and 2004, including the quarterly periods contained therein, as well as its restated Form 8-K/A filed on January 17, 2006 and its Form 10-Q for the quarter ended March 31, 2006, and will use its reasonable best efforts to obtain its effectiveness no later than 150 days after closing. The Company now has 47,115,747 common shares outstanding, with fully diluted shares of 60,724,399. The fully diluted shares include warrants, vested and unvested options, and restricted stock outstanding as well as the final 9,000,000 contingent earn-out shares to be issued to the former shareholders of BPZ-Texas if and when the Company achieves production of 2,000 barrels of oil per day or 12 million cubic feet of gas per day.

About BPZ Energy

Houston-based BPZ Energy, Inc. is an oil and gas exploration and production company with properties in northwest Peru and Ecuador. It is executing an integrated gas-to-power strategy which includes generation and sale of electric power in Peru and sales of gas into Ecuador for third-party power generation. BPZ has exclusive rights and license agreements for oil and gas exploration and production covering approximately 2.2 million acres in three properties in northwest Peru. It also owns a working interest in a producing property in southwest Ecuador. The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

This Press Release contains forward-looking statements based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Such uncertainties include the success of our project financing efforts as well as the successful management of our capital development project and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.